EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-78379, 333-35484, 333-99251, and 333-116062 on Form S-8 and Registration Statement No. 333-91954 on Form S-3, of StanCorp Financial Group, Inc., of our report dated March 2, 2006, relating to the financial statements of StanCorp Financial Group, Inc., and management’s report of the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of StanCorp Financial Group, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP

Portland, Oregon

March 2, 2006